Exhibit 99.2

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Rowan Companies, Inc., a Delaware corporation (“Rowan”);

WHEREAS, Steel Partners II, L.P., a Delaware limited partnership (“Steel”), Steel Partners II GP LLC, a Delaware limited liability company, Steel Partners II Master Fund L.P., a Cayman Islands exempted limited partnership, Steel Partners LLC, a Delaware limited liability company, Warren G. Lichtenstein, John J. Quicke and Robert H. Kanner wish to form a group for the purpose of soliciting written consents or proxies to elect Warren G. Lichtenstein, John J. Quicke and Robert H. Kanner, or any other person designated by the undersigned, as directors of Rowan and taking all other action necessary or advisable to achieve the foregoing.

NOW, IT IS AGREED, this 9th day of January 2008 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of Rowan.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.           So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of Rowan; or (ii) any securities of Rowan over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.           Each of the undersigned agrees to solicit written consents or proxies to elect Warren G. Lichtenstein, John J. Quicke and Robert H. Kanner or any other person designated by the Group as directors of Rowan and to take all other action necessary or advisable to achieve the foregoing (the “Solicitation”).

4.           Steel agrees to bear all expenses incurred in connection with the Group’s activities, including expenses incurred by any of the parties in the Solicitation.  Notwithstanding  the foregoing, Steel shall not be required to reimburse any party for (i) out-of-pocket expenses  incurred by a party in the aggregate in excess of $250 without Steel’s prior written approval; (ii) the value of the time of any party; (iii) legal fees incurred without Steel’s prior written approval;  or (iv) the costs of any counsel, other than Olshan, employed in connection with any pending or  threatened litigation without Steel’s prior written approval.

5.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of Rowan, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

6.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart.

7.           In the event of any dispute arising out of the provisions of this Agreement, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

8.           Any party hereto may terminate his obligations under this Agreement at any time on 24 hours’ written notice to all other parties, with a copy by fax to Steven Wolosky at Olshan, Fax No. (212) 451-2222.

9.           Each party acknowledges that Olshan shall act as counsel for both the Group and Steel.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Dated: January 9, 2008	STEEL PARTNERS II, L.P.

	By:	Steel Partners II GP LLC General Partner

	By:	/s/ Sanford Antignas
Sanford Antignas as Attorney-In-Fact for Warren G. Lichtenstein, Managing Member

STEEL PARTNERS II GP LLC

By:	/s/ Sanford Antignas
Sanford Antignas as Attorney-In-Fact for Warren G. Lichtenstein, Managing Member

STEEL PARTNERS II MASTER FUND L.P.

By:	Steel Partners II GP LLC General Partner

By:	/s/ Sanford Antignas
Sanford Antignas as Attorney-In-Fact for Warren G. Lichtenstein, Managing Member

STEEL PARTNERS LLC

By:	/s/ Sanford Antignas
Sanford Antignas as Attorney-In-Fact for Warren G. Lichtenstein, Manager

/s/ Sanford Antignas
SANFORD ANTIGNAS as Attorney-In-Fact for Warren G. Lichtenstein

/s/ John J. Quicke
JOHN J. QUICKE

/s/ Robert H. Kanner
ROBERT H. KANNER